As filed with the Securities and Exchange Commission on August 8, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PRAXAIR, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-124-9050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39 Old Ridgebury Road,

Danbury, Connecticut 06810

(Address of principal executive offices, including Zip Code)

PRAXAIR DISTRIBUTION, INC. 401(k) RETIREMENT PLAN

(Full title of the Plan)

JAMES T. BREEDLOVE

Senior Vice President, General Counsel & Secretary

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810

(203) 837-2000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	120,000 shares (2)	$103.145	$12,377,400	$1,418.45

(1)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”), on the average of the high and low prices on the New York Stock Exchange, Inc. on August 2, 2012.
(2)	Pursuant to Rule 416(a) under the 1933 Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that results in an increase in the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the 1933 Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

Omitted pursuant to the Note to Part I of Form S-8.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference:

(1) the Annual Report on Form 10-K of Praxair, Inc. (the “Corporation”) filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2011;

(2) the Annual Report on Form 11-K of the Praxair Distribution, Inc. 401(k) Retirement Plan for the year ended December 31, 2011;

(3) the Quarterly Reports on Form 10-Q of the Corporation filed with the Commission for the quarters ended March 31, 2012 and June 30, 2012;

(4) Current Reports filed with the Commission on Form 8-K dated January 25, 2012 (other than the portions thereof that have been furnished to, rather than filed with, the commission.), February 6, 2012, April 30, 2012, May 16, 2012, and August 2, 2012.

(5) the description of the shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”) set forth under the caption “Item 11. Description of Registrant’s Securities to be Registered” in the Corporation’s Registration Statement on Form 10 dated March 10, 1992 as amended by the Corporation’s Form 8 dated May 27, 1992, Form 8 dated June 9, 1992 and Form 8 dated June 12, 1992.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) subsequent to the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered pursuant to this Registration Statement has been passed on by James T. Breedlove, Senior Vice President, General Counsel & Secretary of the Corporation, who also is a shareowner of Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law, or Delaware code, set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.

Generally, Section 145 of the Delaware code provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Generally, Section 102(b)(7) of the Delaware code provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of Title VIII, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions become effective.

Article VIII of the Corporation’s Amended and Restated Certificate of Incorporation eliminates the personal liability for monetary damages of directors under certain circumstances and provides that each person who is or was a director or officer of the Corporation, and each such person who is or was serving at the Corporation’s request as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified and advanced expenses by the Corporation to the fullest extent permitted from time to time by the Delaware code or any applicable laws as presently or hereafter in effect.

Section 145 of the Delaware code provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the Delaware code. The Corporation’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the 1933 Act, which might be incurred by them in such capacities and against which they may not be indemnified by the Corporation.

For a statement of our undertakings with respect to indemnification of directors and officers, see Item 9 below.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8.	EXHIBITS

See Exhibit Index

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, and State of Connecticut, on this 8th day of August, 2012.

PRAXAIR, INC.

By	/s/ James T. Breedlove	By:	/s/ Elizabeth T. Hirsch
	James T. Breedlove		Elizabeth T. Hirsch
	Senior Vice President,		Vice President and Controller
General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 8th day of August, 2012.

Signature	Title
/s/ Stephen F. Angel	Director, President, Chairman and Chief Executive Officer
(Stephen F. Angel)	(principal executive officer)

/s/ James S. Sawyer	Executive Vice President & Chief Financial Officer
(James S. Sawyer)	(principal financial officer)

/s/ Elizabeth T. Hirsch	Vice President and Controller
Elizabeth T. Hirsch	(principal accounting officer)

/s/ OSCAR BERNARDES*	Director
(Oscar Bernardes)

/s/ BRET K. CLAYTON*	Director
(Bret K. Clayton)

/s/ NANCE K. DICCIANI*	Director
(Nance K. Dicciani)

/s/ EDWARD G. GALANTE*	Director
(Edward G. Galante)

/s/ CLAIRE W. GARGALLI*	Director
(Claire W. Gargalli)

/s/ IRA D. HALL*	Director
(Ira D. Hall)

/s/ RAYMOND W. LEBOEUF*	Director
(Raymond W. LeBoeuf)

/s/ LARRY D. MCVAY*	Director
(Larry D. McVay)

/s/ WAYNE T. SMITH*	Director
(Wayne T. Smith)

/s/ ROBERT L. WOOD*	Director
(Robert L. Wood)

*By	/s/ Anthony M. Pepper
ANTHONY M.PEPPER AS ATTORNEY-IN-FACT FOR THE DIRECTORS AND OFFICERS AFTER WHOSE NAMES APPEARS AN ASTERISK

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut on August 8, 2012.

PRAXAIR DISTRIBUTION, INC. 401(k) RETIREMENT PLAN

By:	/s/ James S. Sawyer
Name: James S. Sawyer
Title: Member of the Administration and Investment Committee For the Praxair Distribution, Inc. 401(k) Retirement Plan

EXHIBIT INDEX

4(a)	Amended and Restated Certificate of Incorporation of Praxair, Inc. filed with the Secretary of State of the State of Delaware on April 27, 2012, incorporated by reference to Exhibit 3.1 of the Corporation’s Current Report on Form 8-K filed on April 30, 2012.

4(b)	Amended and Restated Bylaws of Praxair, Inc., incorporated by reference to Exhibit 3.2 to the Corporation’s Current Report on Form 8-K filed on April 30, 2012.

4(c)	Praxair Distribution, Inc. 401(k) Retirement Plan, Amended and Restated as of January 1, 2006, and the following amendments thereto: (1) First Amendment effective March 31, 2007, (2) Second Amendment effective July 1, 2007, (3) Third Amendment effective July 1, 2007, (4) Fourth Amendment effective January 1, 2008, (5) Fifth Amendment effective February 9, 2009, (6) Sixth Amendment dated August 26, 2009, (7) Seventh Amendment dated December 18, 2009, (8) Eighth Amendment dated December 16, 2010, (9) Ninth Amendment dated April 7, 2011, and (10) Tenth Amendment effective December 31, 2011.

5	Opinion of Counsel as to the legality of the securities to be registered is filed herewith

23(a)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23(b)	The consent of counsel is contained in Exhibit 5.

24	Power of Attorney is filed herewith